SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No. __________)*

                                TEREX CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    880779103
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|.(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 880779103                   13G                      Page 2 of 4 Pages

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CRAMER ROSENTHAL MCGLYNN, LLC
     IRS ID# 13-3156718
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  |_|
                                                                   (b)  |X|
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     INCORPORATED IN THE STATE OF NEW YORK
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
 NUMBER OF
   SHARES                  2,184,000
BENEFICIALLY          ----------------------------------------------------------
  OWNED BY            6    SHARED VOTING POWER
   EACH
 REPORTING                 596,000
   PERSON             ----------------------------------------------------------
    WITH              7    SOLE DISPOSITIVE POWER

                           2,201,900
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           596,000
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,797,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.90%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 3 of 4 Pages


Item 1.     (a)   Name of Issuer:

                  TEREX CORPORATION

            (b)   Address of Issuer's Principal Executive Offices:

                  500 POST ROAD EAST
                  STE 320
                  WESTPORT CT 06880

Item 2.     (a)   Name of Person Filing:

                  CRAMER ROSENTHAL MCGLYNN, LLC

            (b)   Address of Principal Business Office:

                  520 Madison Avenue, New York, New York 10022

            (c)   Citizenship:

                  INCORPORATED IN THE STATE OF NEW YORK

            (d)   Title of Class of Securities:

                  COMMON STOCK

            (e)   CUSIP Number:

                  880779103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   |_| Broker or Dealer registered under Section 15 of the Act

            (b)   |_| Bank as defined in section 3(a)(6) of the Act

            (c)   |_| Insurance Company as defined in section 3(a)(19) of the
                      Act

            (d)   |_| Investment Company registered under section 8 of the
                      Investment Company Act

            (e)   |X| Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940

            (f)   |_| Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section
                      240.13d-1(b)(1)(ii)(F)

            (g)   |_| Parent Holding Company, in accordance with section
                      240.13d-1(b)(1)(ii)(G)

            (h)   |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                                               Page 4 of 4 Pages


Item 4.     Ownership.

Item 5.     Ownership of Five Percent or Less of a Class.

            NOT APPLICABLE

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            ONE CLASS OF STOCK 5.90%

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group.

            NOT APPLICABLE

Item 9.     Notice of Dissolution of Group.

            NOT APPLICABLE

Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                            Signature.


                                            /s/ Elizabeth Coley
                                            --------------------------------
                                                General Counsel

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true,complete and correct.

Date: 1/10/03